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                                                                       EXHIBIT 4

                             CAMPBELL SOUP COMPANY

                         1994 LONG-TERM INCENTIVE PLAN

                               TABLE OF CONTENTS

ARTICLE                                                                 PAGE
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
 I.       Purpose and Effective Date..................................   A-1
 II.      Definitions.................................................   A-1
 III.     Administration..............................................   A-3
 IV.      Awards......................................................   A-3
 V.       Stock Options and Stock Appreciation Rights.................   A-4
 VI.      Restricted Stock............................................   A-8
 VII.     Awards for Non-Employee Directors...........................   A-8
 VIII.    Unrestricted Campbell Stock Awards for Key Employees........   A-9
 IX.      Award of Performance Units..................................   A-9
 X.       Deferral of Payments........................................  A-10
 XI.      Miscellaneous Provisions....................................  A-10
 XII.     Change in Control of the Company............................  A-11

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                                   ARTICLE I

                           PURPOSE AND EFFECTIVE DATE

     sec.1.1 PURPOSE. The purpose of the Plan is to provide financial incentives for selected Key Employees of the Campbell Group and for the non-employee Directors of the Company, thereby promoting the long-term growth and financial success of the Campbell Group by (1) attracting and retaining employees and Directors of outstanding ability, (2) strengthening the Campbell Group's capability to develop, maintain, and direct a competent management team,
(3) providing an effective means for selected Key Employees and non-employee Directors to acquire and maintain ownership of Campbell Stock, (4) motivating Key Employees to achieve long-range Performance Goals and objectives, and (5) providing incentive compensation opportunities competitive with those of other major corporations.

     sec.1.2 EFFECTIVE DATE AND EXPIRATION OF PLAN. The Plan was approved at the 1994 annual meeting of shareowners of the Company and became effective on November 17, 1994. Unless earlier terminated by the Board pursuant to Section 11.3, the Plan shall terminate on the tenth anniversary of its Effective Date. No Award shall be made pursuant to the Plan after its termination date, but Awards made prior to the termination date may extend beyond that date.

                                   ARTICLE II

                                  DEFINITIONS

     The following words and phrases, as used in the Plan, shall have these meanings:

     sec.2.1 "AWARD" means, individually or collectively, any Option, SAR, Restricted Stock, unrestricted Campbell stock or Performance Unit Award.

     sec.2.2  "BOARD" means the Board of Directors of the Company.

     sec.2.3 "CAMPBELL GROUP" means the Company and all of its Subsidiaries on and after the Effective Date.

     sec.2.4  "CAMPBELL STOCK" means Capital Stock of the Company.

     sec.2.5 "CAPITAL AND INCOME RETAINED IN THE BUSINESS" means capital and income, retained in the business of the Campbell Group as reported to the Company on a consolidated basis by its independent public accountants.

     sec.2.6 "CAUSE" means the termination of a Participant's employment by reason of his or her (1) engaging in gross misconduct that is injurious to the Campbell Group, monetarily or otherwise, (2) misappropriation of funds, (3) willful misrepresentation to the directors or officers of the Campbell Group,
(4) gross negligence in the performance of the Participant's duties having an adverse effect on the business, operations, assets, properties or financial condition of the Campbell Group, (5) conviction of a crime involving moral turpitude, or (6) entering into competition with the Campbell Group. The determination of whether a Participant's employment was terminated for Cause shall be made by the Company in its sole discretion.

     sec.2.7  "CODE" means the Internal Revenue Code of 1986, as amended.

     sec.2.8 "COMMITTEE" means the Compensation and Organization Committee of the Board or a subcommittee thereof. All members of the Committee shall be "Outside Directors," as defined or interpreted for purposes of Section 162(m) of the Code, and "Non-Employee Directors," within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "1934 Act").

     sec.2.9 "COMPANY" means Campbell Soup Company and its successors and assigns.

     sec.2.10 "DEFERRED ACCOUNT" means an account established for a Participant under Section 10.1.

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     sec.2.11  "DIRECTOR" means a member of the Board of Directors of the
Company.

     sec.2.12  "EFFECTIVE DATE" means November 17, 1994.

     sec.2.13 "FAIR MARKET VALUE" means, as of any specified date, an amount equal to the mean between the reported high and low prices of Campbell Stock on the New York Stock Exchange composite tape on the specified date.

     sec.2.14 "FISCAL YEAR" means the fiscal year of the Company, which is the 52- or 53-week period ending on the Sunday closest to July 31.

     sec.2.15  "INCENTIVE STOCK OPTION" means an option within the meaning of
Section 422 of the Code.

     sec.2.16 "INCOME BEFORE TAXES ON INCOME" means income before taxes on income of the Campbell Group as reported to the Company on a consolidated basis by its independent public accountants.

     sec.2.17 "KEY EMPLOYEE" means a salaried employee of the Campbell Group who is in a management position.

     sec.2.18 "NONQUALIFIED STOCK OPTION" means an Option granted under the Plan other than an Incentive Stock Option.

     sec.2.19 "OPTION" means either a Nonqualified Stock Option or an Incentive Stock option to purchase Campbell Stock.

     sec.2.20 "OPTION PRICE" means the price at which Campbell Stock may be purchased under an Option as provided in Section 5.4 or in the case of a SAR granted under Section 5.8 the Fair Market Value of Campbell Stock on the date the SAR is awarded.

     sec.2.21 "PARTICIPANT" means a Key Employee or a non-employee Director to whom an Award has been made under the Plan or a Transferee.

     sec.2.22 "PERFORMANCE GOALS" means goals established by the Committee pursuant to Section 4.5.

     sec.2.23 "PERFORMANCE PERIOD" means a period of time over which performance is measured.

     sec.2.24  "PERFORMANCE UNIT" means the unit of measure determined under
Article IX by which is expressed the value of a Performance Unit Award.

     sec.2.25  "PERFORMANCE UNIT AWARD" means an Award granted under Article IX.

     sec.2.26 "PERSONAL REPRESENTATIVE" means the person or persons who, upon the death, disability, or incompetency of a Participant, shall have acquired, by will or by the laws of descent and distribution or by other legal proceedings, the right to exercise an Option or the right to any Restricted Stock Award or Performance Unit Award theretofore granted or made to such Participant.

     sec.2.27  "PLAN" means Campbell Soup Company 1994 Long-Term Incentive Plan.

     sec.2.28 "RESTRICTED PERFORMANCE STOCK" means Campbell Stock subject to Performance Goals provided in Section 4.5.

     sec.2.29 "RESTRICTED STOCK" means Campbell Stock subject to the terms and conditions provided in Article VI and including Restricted Performance Stock.

     sec.2.30  "RESTRICTED STOCK AWARD" means an Award granted under Article VI.

     sec.2.31  "RESTRICTION PERIOD" means a period of time determined under
Section 6.2 during which Restricted Stock is subject to the terms and conditions provided in Section 6.3.

     sec.2.32  "SAR" means a stock appreciation right granted under Section 5.8.

     sec.2.33 "STATEMENT" means a written confirmation of an Award under the Plan furnished to the Participant.
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     sec.2.34  "SUBSIDIARY" means a corporation, domestic or foreign, the majority of the voting stock of which is owned directly or indirectly by the Company.

     sec.2.35 "TRANSFEREE" means a person to whom a Key Employee or non-employee Director has transferred his or her rights under the Plan in accordance with procedures and guidelines adopted by the Company.

                                  ARTICLE III

                                 ADMINISTRATION

     sec.3.1 COMMITTEE TO ADMINISTER. The Plan shall be administered by the Committee. The Committee shall have full power and authority to interpret and administer the Plan and to establish and amend rules and regulations for its administration. The Committee's decisions shall be final and conclusive with respect to the interpretation of the Plan and any Award made under it.

     A majority of the members of the Committee shall constitute a quorum for the conduct of business at any meeting. The Committee shall act by majority vote of the members present at a duly convened meeting, which may include a meeting by conference telephone call held in accordance with applicable law. Action may be taken without a meeting if written consent thereto is given in accordance with applicable law.

     sec.3.2  POWERS OF COMMITTEE.

     (a) Subject to the provisions of the Plan, the Committee shall have authority, in its discretion, to determine those Key Employees who shall receive an Award, the time or times when such Award shall be made, the vesting schedule, if any, for the Award and the type of Award to be granted, whether an Incentive Stock Option or a Nonqualified Stock Option shall be granted, the number of shares to be subject to each Option and Restricted Stock Award, and the value of each Performance Unit.

     (b) An Option, a SAR, a Restricted Stock Award, an unrestricted Campbell Stock Award, or a Performance Unit Award may be granted by the Committee to a Key Employee who is a Director of the Company only if approved by the Board.

     (c) The Committee shall determine and set forth in an Award Statement the terms of each Award, including such terms, restrictions, and provisions as shall be necessary to cause certain options to qualify as Incentive Stock Options. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Statement relating to an Award, in such manner and to the extent the Committee shall determine in order to carry out the purposes of the Plan. The Committee may, in its discretion, accelerate (i) the date on which any Option or SAR may be exercised, (ii) the date of termination of the restrictions applicable to a Restricted Stock Award, or (iii) the end of a Performance Period under a Performance Unit Award, if the Committee determines that to do so will be in the best interests of the Company and the Participants in the Plan.

                                   ARTICLE IV

                                     AWARDS

     sec.4.1 AWARDS. Awards under the Plan shall consist of Incentive Stock Options, Nonqualified Stock Options, SARs, Restricted Stock, unrestricted Campbell Stock and Performance Units. All Awards shall be subject to the terms and conditions of the Plan and to such other terms and conditions consistent with the Plan as the Committee deems appropriate. Awards under a particular section of the Plan need not be uniform and Awards under two or more sections may be combined in one Statement. Any combination of Awards may be granted at one time and on more than one occasion to the same Key Employee. Awards of Performance Units and Restricted Performance Stock shall be earned solely upon attainment of Performance Goals and the Committee shall have no discretion to increase such Awards.

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     sec.4.2  ELIGIBILITY FOR AWARDS.  An Award may be made to any Key Employee selected by the Committee. In making this selection and in determining the form and amount of the Award, the Committee may give consideration to the functions and responsibilities of the respective Key Employee, his or her present and potential contributions to the success of the Campbell Group, the value of his or her services to the Campbell Group, and such other factors deemed relevant by the Committee. Non-employee Directors are eligible to receive Awards pursuant to
Article VII.

     sec.4.3 SHARES AVAILABLE UNDER THE PLAN. The Campbell Stock to be offered under the Plan pursuant to Options, SARs, Performance Unit Awards, and Restricted Stock and unrestricted Campbell Stock Awards must be Campbell Stock previously issued and outstanding and reacquired by the Company. Subject to adjustment under Section 11.2, no more than 50,000,000 shares of Campbell Stock shall be issuable upon exercise of Options, SARs, or pursuant to Performance Unit Awards, Restricted Stock or unrestricted Campbell Stock Awards granted under the Plan. Any shares of Campbell Stock (1) tendered in payment of the Option Price of Options; (2) subject to an Option which for any reason is cancelled (excluding shares subject to an Option cancelled upon the exercise of a related SAR) or terminated without having been exercised; or (3) any shares of Restricted Stock which are forfeited, shall again be available for Awards under the Plan. Shares subject to an Option cancelled upon the exercise of a SAR shall not again be available for Awards under the Plan. After November 18, 1999, Awards consisting of (1) Performance Units that are measured based on the Fair Market Value of one share of Campbell Stock, (2) Restricted Stock, and (3) unrestricted Campbell Stock shall not exceed the aggregate of (x) 25% of the 25,000,000 shares authorized by Shareowners on November 18, 1999 and (y) 25% of the 5,500,000 shares remaining available for grant as of November 18, 1999 that were authorized by Shareowners on November 17, 1994.

     sec.4.4 LIMITATION ON AWARDS. The maximum aggregate dollar value of Restricted Stock and Performance Units awarded to any Key Employee with respect to a Performance Period or Restriction Period may not exceed $5 million for each fiscal year included in such Performance Period or Restriction Period. The maximum number of shares for which Options may be granted to any Participant in any one fiscal year shall not exceed five million.

     sec.4.5 GENERAL PERFORMANCE GOALS. Prior to the beginning of a Performance Period the Committee will establish in writing Performance Goals for the Company and its various operating units. The goals will be comprised of specified levels of one or more performance criteria as the Committee may deem appropriate such as: earnings per share, net earnings, operating earnings, unit volume, net sales, market share, balance sheet measurements, revenue, economic profit, cash flow, cash return on assets, shareowner return, return on equity, return on capital or other value-based performance measures. The Committee may disregard or offset the effect of any special charges or gains or cumulative effect of a change in accounting in determining the attainment of Performance Goals. Awards may also be payable when Company performance, as measured by one or more of the above criteria, as compared to peer companies meets or exceeds an objective criterion established by the Committee.

     sec.4.6 AWARDS IN LIEU OF SALARY OR BONUS. The Committee may, in its sole discretion, subject to Section 3.2 and such terms and conditions as the Committee may prescribe, give Participants the opportunity to receive Awards in lieu of future salary, bonus or other compensation.

                                   ARTICLE V

                  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     sec.5.1 AWARD OF STOCK OPTIONS. The Committee may, from time to time, subject to Section 3.2(b) and other provisions of the Plan and such terms and conditions as the Committee may prescribe, award Incentive Stock Options and Nonqualified Stock Options to any Key Employee. Awards of Incentive Stock Options and Nonqualified Stock Options must be separate and not in tandem.

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     sec.5.2  PERIOD OF OPTION.

     (a) An Option granted under the Plan shall be exercisable only in accordance with the vesting schedule approved by the Committee. After the waiting period, the Option may be exercised at any time during the term of the Option, in whole or in installments, as specified in the related Stock Option Statement. Subject to Section 5.6, the duration of each Option shall not be more than ten years from the date of grant.

     (b) Except as provided in Section 5.6, a Participant may not exercise an Option unless such Participant is then, and continually (except for sick leave, military service, or other approved leave of absence) after the grant of the Option has been, an employee of the Campbell Group.

     sec.5.3 STOCK OPTION AWARD STATEMENT OR AGREEMENT. Each Option shall be evidenced by a Statement or an option agreement.

     sec.5.4 OPTION PRICE, EXERCISE AND PAYMENT. The Option Price of Campbell Stock under each Option shall be determined by the Committee but shall be a price not less than 100 percent of the Fair Market Value of Campbell Stock at the date such Option is granted, as determined by the Committee. Stock Options shall not be repriced.

     Options may be exercised from time to time by giving written notice to the Treasurer of the Company, or his or her designee, specifying the number of shares to be purchased. The notice of exercise shall be accompanied by payment in full of the Option Price in cash or the Option Price may be paid in whole or in part through the transfer to the Company of shares of Campbell Stock.

     In the event such Option Price is paid in whole or in part, with shares of Campbell Stock, the portion of the Option Price so paid shall be equal to the value, as of the date of exercise of the Option, of such shares. The value of such shares shall be equal to the number of such shares multiplied by the average of the high and low sales prices of Campbell Stock quoted on the New York Stock Exchange composite tape on the trading day coincident with the date of exercise of such Option (or the immediately preceding trading day if the date of exercise is not a trading day). The Company shall not issue or transfer Campbell Stock upon exercise of an Option until the Option Price is fully paid. The Participant may satisfy any minimum amounts required to be withheld by the Company under applicable federal, state and local tax laws in effect from time to time, by electing to have the Company withhold a portion of the shares of Campbell Stock to be delivered for the payment of such taxes.

     sec.5.5 LIMITATIONS ON INCENTIVE STOCK OPTIONS. Each provision of the Plan and each Option Statement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an incentive stock option as defined in Section 422 of the Code, and any provisions of the Option Statement thereof that cannot be so construed shall be disregarded.

     sec.5.6 TERMINATION OF EMPLOYMENT. The following provisions will govern the ability of a Participant to exercise any outstanding Options or SARs following the Participant's termination of employment with the Campbell Group.

          (a) If the employment of a Participant with the Campbell Group is terminated for reasons other than (i) death, (ii) discharge for Cause,
     (iii) retirement, or (iv) resignation, the Participant may exercise a SAR or an Option, except an Incentive Stock Option, at any time within three years after such termination, to the extent of the number of shares covered by such Option or SAR which were exercisable at the date of such termination; except that an Option or SAR shall not be exercisable on any date beyond the expiration of such three-year period or the expiration date of such Option or SAR, whichever occurs first.

          (b) If the employment of a Participant with the Campbell Group is terminated for Cause, any Options or SARs of such Participant shall expire and any rights thereunder shall terminate immediately.

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          (c) Any Option or SAR of a Participant whose service is terminated by resignation may be exercised at any time within three months of such resignation to the extent that the number of shares covered by such Option or SAR were exercisable at the date of such resignation, except that an Option or SAR shall not be exercisable on any date beyond the expiration date of such Option or SAR.

          (d) Should a Participant, who is not eligible to retire under the Company's pension plan or a pension plan of any affiliated Company, die either while in the employ of the Campbell Group or after termination of such employment (other than discharge for Cause), the SAR or Option rights, except Incentive Stock Option Rights, of such deceased Participant may be exercised by his or her Personal Representative at any time within three years after the Participant's death to the extent of the number of shares covered by such Option or SAR which were exercisable at the date of such death, except that an Option or SAR shall not be so exercisable on any date beyond the expiration date of such Option or SAR.

          (e) After February 29, 1996, should a Participant who is eligible to retire under the Company's pension plan or a pension plan of any affiliated company die prior to the vesting of all Options or SARs, any installment or installments not then exercisable shall become fully exercisable as of the date of Participant's death and the SARs or Option rights, except Incentive Stock Option Rights, may be exercised by the Participant's Personal Representative at any time prior to the expiration date of any Option or SAR.

          (f) Should a Participant who retires after February 29, 1996, die prior to exercising all Options or SARs, then his or her SAR and Option rights, except Incentive Stock Option Rights, may be exercised by the Participant's Personal Representative at any time prior to the expiration date of any Options or SAR.

          (g) If a Participant who was granted an Option or SAR dies within 180 days of the expiration date of such Option or SAR, and if on the date of death the Participant was then entitled to exercise such Option or SAR, including Options and SARs vested pursuant to section 5.6 (e), and if the Option or SAR expires without being exercised, the Personal Representative of the Participant shall receive in settlement a cash payment from the Company of a sum equal to the amount, if any, by which the Fair Market Value (determined on the expiration date of the Option or SAR) of Campbell Stock subject to the Option or SAR exceeds the Option Price.

          (h) Any SAR or Option, except an Incentive Stock Option, of a Participant who retires after February 29, 1996, may be exercised at any time prior to the expiration date of such Option or SAR. In the event the Participant's employment with the Campbell Group terminates prior to the vesting of all Options and SARs, and if the Participant is eligible to retire under the Company's pension plan or a pension plan of any affiliated company at the date of such termination, any installment or installments not then exercisable shall become fully exercisable as of the effective date of such termination. If the Participant receives severance payments from the Company or any affiliated company and becomes eligible to retire during the severance payment period, all of the Participant's Options and SARs shall become fully exercisable as of the date of such Participant's retirement eligibility date and may be exercised at any time prior to the expiration date of such Option or SAR.

          (i) Incentive Stock Options that have not previously expired must be exercised within three months following Participant's termination of employment, unless employment is terminated because of disability in which event the exercise period is extended to one year following termination.

          (j) Notwithstanding the provisions of subsections (a) through (i) above, if the employment of a Participant with the Campbell Group is terminated upon the spin-off of Vlasic Foods International Inc. ("Vlasic") from the Company and he or she is immediately thereafter employed by Vlasic or a subsidiary thereof, it shall not be considered a 'termination from the Campbell Group' with respect to any Nonqualified Stock Option that the Participant had a right to exercise, by the terms of the applicable vesting schedule, immediately before the termination of employment with the Campbell

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     Group. The provisions of subsection (a) through (i) above shall then be applied by considering employment with Vlasic and its subsidiaries the same as employment with the Campbell Group.

     sec.5.7 SHAREOWNER RIGHTS AND PRIVILEGES. A Participant shall have no rights as a shareowner with respect to any shares of Campbell Stock covered by an Option until the issuance of shares to the Participant.

     sec.5.8  AWARD OF SARS.

     (a) At any time prior to six months before an Option's expiration date, the Committee may award to the Participant a SAR related to the Option. The Committee may also award SARs that are unrelated to any Option.

     (b) The SAR shall represent the right to receive payment of an amount not greater than the spread, if any, by which the Fair Market Value of the Campbell Stock on the trading day immediately preceding the date of exercise of the SAR exceeds the Option Price.

     (c) SARs awarded under the Plan shall be evidenced by a Statement between the Company and the Participant.

     (d) The Committee may prescribe conditions and limitations on the exercise or transferability of any SAR. SARs may be exercised only when the value of a share of Campbell Stock exceeds the Option Price. Such value shall be determined in the manner specified in Section 5.8(b).

     (e) A SAR shall be exercisable only by written notice to the Treasurer of the Company or his or her designee. However, a SAR shall in no event be exercisable during the first six months of its term, except in the event of death or disability of the Participant prior to the expiration of such six-month period.

     (f) All SARs shall automatically be exercised on the last trading day prior to their expiration, so long as the value of a share of Campbell Stock exceeds the Option Price, unless prior to such day the holder instructs the Treasurer otherwise in writing. Such value shall be determined in the manner specified in
Section 5.8(b).

     (g) Payment of the amount to which a Participant is entitled upon the exercise of a SAR shall be made in cash, Campbell Stock, or partly in cash and partly in Campbell Stock at the discretion of the Committee. The shares shall be valued in the manner specified in Section 5.8(b).

     (h) At any time when a Participant is, in the judgment of the Treasurer of the Company, subject with respect to Campbell Stock to Section 16 of the Securities Exchange Act of 1934:

          (i) any election by such Participant to receive cash in whole or in part upon the exercise of such SAR, shall be made only during the period beginning on the third business day following the date of release by the Company for publication of any quarterly or annual summary statement of its sales and earnings and ending on the twelfth business day following such date of release, and

          (ii) in the event the Committee has not determined the form in which such SAR will be paid (i.e., cash, shares of Campbell Stock, or any combination thereof), any election to exercise such right in whole or in part for cash shall be subject to the subsequent consent thereto, or disapproval thereof, by the Committee in its sole discretion.

     (i) Each SAR shall expire on a date determined by the Committee at the time of Award.

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                                   ARTICLE VI

                                RESTRICTED STOCK

     sec.6.1 AWARD OF RESTRICTED STOCK. The Committee may make a Restricted Stock Award to any Participant, subject to this Article VI and to such other terms and conditions as the Committee may prescribe.

     sec.6.2 RESTRICTION PERIOD. At the time of making a Restricted Stock Award, the Committee shall establish the Restriction Period applicable to such Award. The Committee may establish different Restriction Periods from time to time and each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee. Restriction Periods, when established for each Restricted Stock Award, shall not be changed except as permitted by Section 6.3.

     sec.6.3 OTHER TERMS AND CONDITIONS. Campbell Stock, when awarded pursuant to a Restricted Stock Award, will be represented by book entry in the name of the Participant who receives the Restricted Stock Award, unless the Participant has elected to defer pursuant to Section 10. The Participant shall be entitled to receive dividends during the Restriction Period and shall have the right to vote such Campbell Stock and all other shareowner's rights, with the exception that (i) the Participant will not be entitled to delivery of the stock certificate during the Restriction Period, (ii) the Company will retain custody of the Campbell Stock during the Restriction Period, (iii) a breach of a restriction or a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Award will cause a forfeiture of the Restricted Stock Award. The Participant may satisfy any amounts required to be withheld by the Company under applicable federal, state and local tax laws in effect from time to time, by electing to have the Company withhold a portion of the Restricted Stock Award to be delivered for the payment of such taxes. The Committee may, in addition, prescribe additional restrictions, terms, or conditions upon or to the Restricted Stock Award including performance restrictions in accordance with Section 4.5.

     sec.6.4 RESTRICTED STOCK AWARD STATEMENT. Each Restricted Stock Award shall be evidenced by a Restricted Stock Award Statement.

     sec.6.5 TERMINATION OF EMPLOYMENT. The Committee may, in its sole discretion, establish rules pertaining to the Restricted Stock Award in the event of termination of employment (by retirement, disability, death, or otherwise) of a Participant prior to the expiration of the Restriction Period. If the employment of a Participant with the Campbell Group is terminated for Cause, any non-vested Restricted Stock Awards of such Participant shall immediately be forfeited and any rights thereunder shall terminate.

     sec.6.6 PAYMENT FOR RESTRICTED STOCK. Restricted Stock Awards may be made by the Committee under which the Participant shall not be required to make any payment for the Campbell Stock or, in the alternative, under which the Participant, as a condition to the Restricted Stock Award, shall pay all (or any lesser amount than all) of the Fair Market Value of the Campbell Stock, determined as of the date the Restricted Stock Award is made. If the latter, such purchase price shall be paid in cash as provided in the Restricted Stock Award Statement.

                                  ARTICLE VII

                       AWARDS FOR NON-EMPLOYEE DIRECTORS

     sec.7.1 AWARD TO NON-EMPLOYEE DIRECTORS. The Board will approve the compensation of non-employee Directors and such compensation may consist of Awards under the Plan. The Board retains the discretionary authority to make Awards to non-employee Directors. All such Awards shall be subject to the terms and conditions of the Plan and to such other terms and conditions consistent with the Plan as the Board deems appropriate. The Board may, in its sole discretion, subject to such terms and conditions as the Board may prescribe, give non-employee Directors the opportunity to receive an option Award in lieu of future cash compensation or other types of Awards.

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     sec.7.2  ELECTION BY NON-EMPLOYEE DIRECTORS TO RECEIVE CAMPBELL
STOCK. Each non-employee Director may elect to receive all or a portion (in 10% increments) of any cash compensation in shares of Campbell Stock, which will be issued quarterly. Only whole numbers of shares will be issued. For purposes of computing the number of shares earned and their taxable value each quarter, the value of each share shall be equal to the mean between the reported high and low prices of Campbell Stock on the New York Stock Exchange composite tape on the last business day of the quarter. If a Participant dies prior to payment of all shares earned, the balance due shall be payable in full to the Participant's designated beneficiary under the Deferred Compensation Plan, or, if none, to the Participant's estate, in cash.

     sec.7.3 NO RIGHT TO CONTINUANCE AS A DIRECTOR. Neither the action of the Company in establishing the Plan, nor any award under the Plan shall be deemed
(i) to create any obligation on the part of the Board to nominate any Director for reelection by the Company's shareowners or (ii) to be evidence of any agreement or understanding, express or implied, that the Director has a right to continue as a Director for any period of time or at any particular rate of compensation.

                                  ARTICLE VIII

              UNRESTRICTED CAMPBELL STOCK AWARDS FOR KEY EMPLOYEES

     sec.8.1 The Committee may make awards of unrestricted Campbell Stock to Key Employees in recognition of outstanding achievements or as an award for Key Employees who receive Restricted Stock Awards when Performance Goals are exceeded.

                                   ARTICLE IX

                           AWARD OF PERFORMANCE UNITS

     sec.9.1 AWARD OF PERFORMANCE UNITS. The Committee may award Performance Units to any Participant. Each Performance Unit shall represent the right of a Participant to receive an amount equal to the value of the Performance Unit, determined in the manner established by the Committee at the time of Award.

     sec.9.2 PERFORMANCE PERIOD. At the time of each Performance Unit Award, the Committee shall establish, with respect to each such Award, a Performance Period during which performance shall be measured. There may be more than one Award in existence at any one time, and Performance Periods may differ.

     sec.9.3 PERFORMANCE MEASURES. Performance Units shall be awarded to a Participant contingent upon the attainment of Performance Goals in accordance with Section 4.5.

     sec.9.4 PERFORMANCE UNIT VALUE. Each Performance Unit shall have a maximum dollar value established by the Committee at the time of the Award. Performance Units earned will be determined by the Committee in respect of a Performance Period in relation to the degree of attainment of Performance Goals. The measure of a Performance Unit may, in the discretion of the Committee, be equal to the Fair Market Value of one share of Campbell Stock.

     sec.9.5 AWARD CRITERIA. In determining the number of Performance Units to be granted to any Participant, the Committee shall take into account the Participant's responsibility level, performance, potential, cash compensation level, other incentive awards, and such other considerations as it deems appropriate.

     sec.9.6 PAYMENT. (a) Following the end of Performance Period, a Participant holding Performance Units will be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Units, based on the achievement of the performance measures for such Performance Period, as determined by the Committee.

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     (b) Payment of Performance Units shall be made in cash, whether payment is made at the end of the Performance Period or is deferred pursuant to Section 10.1, except that Performance Units which are measured using Campbell Stock shall be paid in Campbell Stock. Payment shall be made in a lump sum or in installments and shall be subject to such other terms and conditions as shall be determined by the Committee.

     sec.9.7 TERMINATION OF EMPLOYMENT. (a) A Performance Unit Award shall terminate for all purposes if the Participant does not remain continuously in the employ of the Campbell Group at all times during the applicable Performance Period, except as may otherwise be determined by the Committee.

     (b) In the event that a Participant holding a Performance Unit ceases to be an employee of the Campbell Group following the end of the applicable Performance Period but prior to full payment according to the terms of the Performance Unit Award, payment shall be made in accordance with terms established by the Committee for the payment of such Performance Unit.

     sec.9.8 PERFORMANCE UNIT STATEMENTS. Performance Unit Awards shall be evidenced by Performance Unit Statements.

                                   ARTICLE X

                              DEFERRAL OF PAYMENTS

     sec.10.1 ELECTION TO DEFER. A Participant may elect to defer all or a portion of any related earned Performance Units, Restricted Stock, unrestricted Campbell Stock or gain on any exercised Option or SAR pursuant to the terms of the Deferred Compensation Plan. The value of the Performance Units, Restricted Stock, unrestricted Campbell Stock or Option or SAR gain so deferred shall be allocated to a Deferred Account established for the Participant under the Deferred Compensation Plan.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

     sec.11.1 LIMITS AS TO TRANSFERABILITY. An Option may, at the election of the Participant, be transferred to the spouse or a descendant of the Participant, or a trust for the benefit of the spouse or descendants. Unless otherwise provided by the Committee, however, no SAR, share of Restricted Stock, or Performance Unit under the Plan shall be transferable by the Participant otherwise than by will or, if the Participant dies intestate, by the laws of descent and distribution. All Awards other than Options that are transferred in accordance with the foregoing provisions shall be exercisable or received during the Participant's lifetime only by such Participant or his or her Personal Representative, or by will or if the Participant dies intestate, by the laws of descent and distribution. Any transfer contrary to this Section 11.1 will nullify the Option, SAR, Performance Unit, or share of Restricted Stock.

     sec.11.2 ADJUSTMENTS UPON CHANGES IN STOCK. In case of any reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other changes in the corporate structure or shares of the Company, appropriate adjustments may be made by the Committee (or if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) in Deferred Accounts and in the aggregate number and kind of shares subject to the Plan, and the number and kind of shares and the price per share subject to outstanding Options or which may be issued under outstanding Restricted Stock Awards or pursuant to unrestricted Campbell Stock Awards. Appropriate adjustments may also be made by the Committee in the terms of any Awards under the Plan, subject to Article VII, to reflect such changes and to modify any other terms of outstanding Awards on an equitable basis, including modifications of Performance Goals and changes in the length of Performance Periods.

     sec.11.3 AMENDMENT, SUSPENSION, AND TERMINATION OF PLAN. (a) The Board may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan

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

from time to time in such respects as the Board may deem advisable in order that any Awards thereunder shall conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no such amendment shall, without shareowner approval, (i) except as provided in Sections 7.2 and 11.2, increase the number of shares of Campbell Stock which may be issued under the Plan, (ii) materially increase the benefits accruing to Participants under the Plan, or (iii) materially modify the requirements as to eligibility for participating in the Plan, or (iv) extend the termination date of the Plan. No such amendment, suspension, or termination shall alter or impair any outstanding Options, SARs, shares of Restricted Stock, or Performance Units without the consent of the Participant affected thereby.

     (b) With the consent of the Participant affected thereby, the Committee may amend or modify any outstanding Options, Restricted Stock Awards, or Performance Unit Awards in any manner to the extent that the Committee would have had the authority under the Plan initially to award such Options, SARs, Restricted Stock Awards, or Performance Unit Awards as so modified or amended, including without limitation, to change the date or dates as of which such Options or SARs may be exercised, to remove the restrictions on shares of Restricted Stock, or to modify the manner in which Performance Units are determined and paid.

     sec.11.4 NONUNIFORM DETERMINATIONS. The Committee's determinations under the Plan, including without limitation, (i) the determination of the Key Employees to receive Awards, (ii) the form, amount, and timing of such Awards,
(iii) the terms and provisions of such Awards and (iv) the Statements evidencing the same, need not be uniform and may be made by it selectively among Key Employees who receive, or who are eligible to receive, Awards under the Plan, whether or not such Key Employees are similarly situated. This Section 11.4 shall not apply to current Campbell Stock Awards to non-employee Directors which shall be uniform and non-discretionary in accordance with Article VII.

     sec.11.5 GENERAL RESTRICTION. Each Award under the Plan shall be subject to the condition that, if at any time the Committee shall determine that (i) the listing, registration, or qualification of the shares of Campbell Stock subject or related thereto upon any securities exchange or under any state or federal law (ii) the consent or approval of any government or regulatory body, or (iii) an agreement by the Participant with respect thereto, is necessary or desirable, then such Award shall not become exercisable in whole or in part unless such listing, registration, qualification, consent, approval, or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

     sec.11.6 NO RIGHT TO EMPLOYMENT. Neither the action of the Company in establishing the Plan, nor any action taken by it or by the Board or the Committee under the Plan, nor any provision of the Plan, shall be construed as giving to any person the right to be retained in the employ of the Company or any Subsidiary.

                                  ARTICLE XII

                        CHANGE IN CONTROL OF THE COMPANY

     sec.12.1 CONTRARY PROVISIONS. Notwithstanding anything contained in the Plan to the contrary, the provisions of this Article XII shall govern and supersede any inconsistent terms or provisions of the Plan.

     sec.12.2  DEFINITIONS.

     CHANGE IN CONTROL. (a) For purposes of the Plan "Change in Control" shall mean any of the following events: (a) The acquisition in one or more transactions by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding voting securities (the "Voting Securities"), provided, however, that for purposes of this Section 12.2(a), the Voting Securities acquired directly from the Company by any Person shall be excluded from the determination of such Person's Beneficial Ownership of Voting Securities (but such

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

Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or

     (b) The individuals who, as of January 25, 1990, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company's shareowners, of any new Director was approved by a vote of at least two-thirds of the Incumbent Board, such new Director shall, for purposes of the Plan, be considered as a member of the Incumbent Board; or

     (c) Approval by shareowners of the Company of (1) a merger or consolidation involving the Company if the shareowners of the Company, immediately before such merger or consolidation, do not own, directly or indirectly immediately following such merger or consolidation, more than eighty percent (80%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger or consolidation or (2) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or

     (d) Acceptance of shareowners of the Company of shares in a share exchange if the shareowners of the Company, immediately before such share exchange, do not own, directly or indirectly immediately following such share exchange, more than eighty percent (80%) of the combined voting power of the outstanding voting securities of the corporation resulting from such share exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share exchange.

     Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because twenty-five percent (25%) or more of the then outstanding Voting Securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries, (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the shareowners of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition, (iii) any "Grandfathered Dorrance Family Shareowner" (as hereinafter defined) or (iv) any Person who has acquired such Voting Securities directly from any Grandfathered Dorrance Family Shareowner but only if such Person has executed an agreement which is approved by two-thirds of the Board and pursuant to which such Person has agreed that he (or they) will not increase his (or their) Beneficial Ownership (directly or indirectly) to 30% or more of the outstanding Voting Securities (the "Standstill Agreement") and only for the period during which the Standstill Agreement is effective and fully honored by such Person. For purposes of this Section, "Grandfathered Dorrance Family Shareowner" shall mean at any time a "Dorrance Family Shareowner" (as hereinafter defined) who or which is at the time in question the Beneficial Owner solely of (v) Voting Securities Beneficially Owned by such individual on January 25, 1990, (w) Voting Securities acquired directly from the Company, (x) Voting Securities acquired directly from another Grandfathered Dorrance Family Shareowner, (y) Voting Securities which are also Beneficially Owned by other Grandfathered Dorrance Family Shareowners at the time in question, and (z) Voting Securities acquired after January 25, 1990 other than directly from the Company or from another Grandfathered Dorrance Family Shareowner by any "Dorrance Grandchild" (as hereinafter defined) provided that the aggregate amount of Voting Securities so acquired by each such Dorrance Grandchild shall not exceed five percent (5%) of the Voting Securities outstanding at the time of such acquisition. A "Dorrance Family Shareowner" who or which is at the time in question the Beneficial Owner of Voting Securities which are not specified in clauses (v), (w), (x), (y) and (z) of the immediately preceding sentence shall not be a Grandfathered Dorrance Family Shareowner at the time in question. For purposes of this Section, "Dorrance Family Shareowners" shall mean individuals who are descendants of the late Dr. John T. Dorrance, Sr. and/or the spouses, fiduciaries and foundations of such descendants. A "Dorrance Grandchild" means as to each particular grandchild of the late Dr. John T. Dorrance, Sr., all of the following taken collectively: such grandchild, such grandchild's descendants and/or the spouses, fiduciaries and foundations of such grandchild and such grandchild's descendants.
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

     Moreover, notwithstanding the foregoing, (i) a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur and (ii) a Change in Control described in sec.12.2(a) with respect to any Participant shall not be deemed to occur by reason of the Participant's acquisition of Beneficial Ownership (including the acquisition of Beneficial Ownership by a group of which the Participant is a member) with respect to any transaction on which the Participant would rely on Rule 16b-3(e) promulgated under the Exchange Act.

     sec.12.3 "ADJUSTED FAIR MARKET VALUE" means, in the event of a Change in Control, the greater of (a) the highest price per share of Campbell Stock paid to holders of the shares of Campbell Stock in any transaction (or series of transactions) constituting or resulting in a Change in Control or (b) the highest Fair Market Value of a share of Campbell Stock during the ninety (90) day period ending on the date of a Change in Control.

     sec.12.4 EFFECT OF CHANGE IN CONTROL ON OPTIONS AND SARS. Upon a Change in Control, (a) all Options and SARs outstanding on the date of such Change in Control shall become immediately and fully exercisable and (b) any Participant who may be subject to liability under Section 16(b) of Securities Exchange Act of 1934, as amended, will be permitted to surrender for cancellation for a period of sixty (60) days commencing after the later of such Change in Control or the expiration of six months from the date of grant, any Option or SAR (or portion of an Option or SAR), to the extent not yet exercised and the Participant will be entitled to receive a cash payment in an amount equal to the excess, if any, in respect of each Option or SAR surrendered, (1)(i) except as described in clause (ii) below, the greater of (x) the Fair Market Value, on the date preceding the date of surrender of the shares subject to the Option or SAR (or portion thereof) surrendered or (y) the Adjusted Fair Market Value of the Shares subject to the Option or SAR (or portion thereof) surrendered or (ii) in the case of an Incentive Stock Option or a SAR issued in connection with an Incentive Stock Option, the Fair Market Value, on the date preceding the date of surrender, of the Shares subject to the Option or SAR (or portion thereof) surrendered, over (2) the aggregate purchase price for such Shares under the Option or SAR.

     sec.12.5 EFFECT OF CHANGE IN CONTROL ON RESTRICTED STOCK. Upon a Change in Control, all restrictions upon any shares of Restricted Stock other than Restricted Stock which is subject to performance related restrictions ("Performance Restricted Stock") shall lapse immediately and all such shares shall become fully vested in the Participant and shall promptly be delivered to the Participant.

     sec.12.6 EFFECT OF CHANGE IN CONTROL ON PERFORMANCE RESTRICTED STOCK AND PERFORMANCE UNITS

     (a) Upon a Change in Control, the Participant shall (1) become vested in, and restrictions shall lapse on, the greater of (i) fifty percent (50%) of the Performance Restricted Stock or Performance Units or (ii) a pro rata portion of such Performance Restricted Campbell Stock based on the portion of the Performance Period that has elapsed to the date of the Change in Control and the aggregate vesting percentage determined pursuant to this clause (ii) shall be applied to vesting first such awards granted the farthest in time preceding the Change in Control (the "Vested Performance Awards") and (2) be entitled to receive (A) in respect of all Performance Units which become vested as a result of a Change in Control, a cash payment within thirty (30) days after such Change in Control equal to the product of the then current value of a Performance Unit multiplied by the number of Performance Units which become vested in accordance with this sec.12.6 and (B) in respect of all shares of Performance Restricted Stock which become vested as a result of a Change in Control, the prompt delivery of such shares.

     (b) With respect to any shares of Performance Restricted Stock or Performance Units which do not become vested pursuant to sec.12.6(a) (the "Continuing Awards"), such shares or units (or the proceeds thereof) shall continue to be outstanding for the remainder of the applicable Performance Period (as if such shares or units were the only shares or units granted in respect of each such Performance Period) and subject to the applicable Award Criteria as modified below.

     sec.12.7 AMENDMENT OR TERMINATION. (a) This Article XII shall not be amended or terminated at any time if any such amendment or termination would adversely affect the rights of any Participant under the Plan.

     (b) For a period of twenty-four (24) months following a Change in Control, the Plan shall not be terminated (unless replaced by a comparable long-term incentive plan) and during such period the Plan (or such replacement plan) shall be administered in a manner such that Participants will be provided with long-term incentive awards producing reward opportunities generally comparable to those provided prior to the Change in Control. Any amendment or termination of the Plan prior to a Change in Control which (1) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (2) otherwise arose in connection with or in anticipation of a Change in Control, shall be null and void and shall have no effect whatsoever.

     (c) Following a Change in Control, the Plan shall be amended as necessary to make appropriate adjustments to the Award Criteria for the Continuing Awards for (a) any negative effect that the costs and expenses incurred by the Company and its Subsidiaries in connection with the Change in Control may have on the achievement of Performance Goals under the Plan and (b) any changes to the Company and/or its Subsidiaries (including, but not limited to, changes in corporate structure, capitalization and increased interest expense as a result of the incurrence or assumption by the Company of acquisition indebtedness) following the Change in Control so as to preserve the reward opportunities and Award Criteria for comparable performance under the Plan as in effect on the date immediately prior to the Change in Control.

     sec.12.8 TRUST ARRANGEMENT. All benefits under the Plan represent an unsecured promise to pay by the Company. The Plan shall be unfunded and the benefits hereunder shall be paid only from the general assets of the Company resulting in the Participants having no greater rights than the Company's general creditors; provided, however, nothing herein shall prevent or prohibit the Company from establishing a trust or other arrangement for the purpose of providing for the payment of the benefits payable under the Plan.

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